ARTICLES OF AMENDMENT
                    (General Laws, Chapter 15613, Section 72)


                          We, Brian D. Pardo, President,
                           and R. Scott Peden, Clerk,

                                 of I.G.E. Inc.

                 located at 291 Washington St. Duxbury MA 02332
                (Street address of corporation in Massachusetts) certify that these Articles of Amendment affecting articles numbered: 1 of the Articles of Organization were duly adopted at a
            meeting held on January 20, 2000, by vote of:

       10,000,000 shares of common stock of 10,000,000 shares outstanding,


              The name by which the corporation shall be known is:

                          LIFE PARTNERS HOLDINGS, INC.


The foregoing amendment(s) will become effective when these Articles of Amendment are filed in accordance with General Laws, Chapter 156B, Section 6 unless these articles specify, in accordance with the vote adopting the amendment, a later effective date not more than thirty days after such filing, in which event the amendment will become effective on such later date.

Later effective date:

SIGNED UNDER THE PENALTIES OF PERJURY, this 20th day of January, 2000,

                                        /s/Brian D. Pardo
                                        --------------------------------
                                        Brian D. Pardo, President